EXHIBIT 99.1

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Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE ANNOUNCES DEFINITIVE AGREEMENT

TO SELL 11 NURSING CENTERS FOR $78 MILLION

LOUISVILLE, Ky. (November 7, 2006) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE: KND) today announced that it has entered into a definitive agreement to sell the real estate and related operations of 11 nursing centers for $78 million (the “Sale Transaction”). As previously announced, the Company entered into definitive agreements to acquire the real estate related to these 11 nursing centers from Health Care Property Investors, Inc. and its affiliates (“HCP”) (NYSE: HCP) (the “HCP Transaction”). The Company currently leases these nursing centers from HCP.

These nursing centers, which contain 1,754 licensed beds, generated pretax losses of approximately $4 million for the year ended December 31, 2005 and $3 million for the nine months ended September 30, 2006. For accounting purposes, the operating results of these nursing centers have been classified as discontinued operations.

The Sale Transaction is subject to the receipt of required approvals and the satisfaction of several conditions to closing, including without limitation, the successful closing of the HCP Transaction.

Paul J. Diaz, President and Chief Executive Officer of the Company, remarked “We are pleased to have entered into a definitive agreement to dispose of these facilities. This transaction allows us to continue to reposition our nursing center portfolio to eliminate unprofitable operations and execute on a more focused market driven strategy. We are working to complete these transactions in an expeditious manner.”

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

In addition to the factors set forth above, other factors that may affect the Company’s plans or results include, without limitation, (a) the receipt of all required approvals and the satisfaction of several closing conditions to the HCP Transaction and the Sale Transaction; (b) the Company’s ability to operate pursuant to the terms of its debt obligations and its master leases with Ventas, Inc. (NYSE:VTR); (c) the Company’s ability to meet its rental and debt service obligations; (d) adverse developments with respect to the Company’s results of operations or liquidity; (e) the Company’s ability to attract and retain key executives and other healthcare personnel; (f) increased operating costs due to shortages in qualified nurses, therapists and other healthcare personnel; (g) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (h) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs, changes arising from and related to the Medicare prospective payment system for long-term acute care hospitals, including the final Medicare payment rules issued in May 2006, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and changes in Medicare and Medicaid reimbursements for the Company’s nursing centers; (i) national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; (j) the Company’s ability to control costs, including labor and employee benefit costs; (k) the Company’s ability to successfully pursue its development activities and successfully integrate new operations, including the realization of anticipated revenues, economies of scale, cost savings and productivity gains associated with such operations; (l) the increase in the costs of defending and insuring against alleged professional liability claims and the Company’s ability to predict the estimated costs related to such claims; (m) the Company’s ability to successfully reduce (by divestiture of operations or otherwise) its exposure to professional liability claims; (n) the Company’s ability to successfully dispose of unprofitable facilities; and (o) the Company’s ability to ensure and maintain an effective system of internal controls over financial reporting. Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

About Kindred Healthcare

Kindred Healthcare, Inc. (NYSE: KND) is a Fortune 500 healthcare services company, based in Louisville, Kentucky, with annualized revenues of $4.3 billion that provides services in over 500 locations in 39 states. Kindred through its subsidiaries operates long-term acute care hospitals, skilled nursing centers, institutional pharmacies and a contract rehabilitation services business, Peoplefirst Rehabilitation Services, across the United States. Kindred’s 55,000 employees are committed to providing high quality patient care and outstanding customer service to become the most trusted and respected provider of healthcare services in every community we serve. For more information, go to www.kindredhealthcare.com